ACQUISITION AGREEMENT

                                   DATED AS OF

                                 JANUARY 9, 2008

                                  BY AND AMONG

                    REGS, LLC, TACTICAL CLEANING COMPANY, LLC

                STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
                 (formerly Satellite Organizing Solutions, Inc.)


                                       AND

                          INFINITY CAPITAL GROUP, INC.

                       AGREEMENT AND PLAN OF ACQUISITION

         This ACQUISITION AGREEMENT, is dated as of January 9, 2008 (this "Agreement"), by and among INFINITY CAPITAL GROUP, INC., a Maryland corporation ("ICG"), STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. a Nevada corporation and partially-owned subsidiary of ICG ("Acquisition SEER"), and REGS, LLC and TACTICAL CLEANING COMPANY, LLC, both of which are Colorado Limited Liability Companies, ("collectively hereafter called REGS where not otherwise designated as REGS and Tactical respectively").

         WHEREAS, the boards of directors of ICG, SEER, and REGS, respectively, have each approved, as being in the best interests of the respective corporations and LLCs and their stockholders and interest holders, the acquisition of the REGS LLCs (the "Acquisition") by SEER, in accordance with the applicable provisions of the Nevada Revised Statutes (the "NRS") and the Colorado Revised Statutes (the "CRS");

         WHEREAS, pursuant to the Acquisition, each interest holder of R EGS and Tactical shall, in accordance with the provisions of this Agreement, allow their interests to be acquired for a number of shares of SEER common stock, no par value ("SEER Common Stock"), equal to the Conversion Amount;

         WHEREAS, a reverse stock split of SEER Common Stock has been consummated on a one for four basis; pursuant to which each four (4) outstanding shares of SEER Common Stock has been converted into one (1) share of SEER Common Stock (the "Reverse Stock Split");

         WHEREAS, for federal income tax purposes, it is intended that the Acquisition shall qualify as a tax free transfer to a controlled corporation under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, ICG, SEER, and REGS desire to make certain representations, warranties, covenants, and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition; and

         WHEREAS, this Agreement is intended to set forth the terms upon which REGS will be acquired by SEER;

         WHEREAS, ICG, SEER, and REGS are in agreement that so long as the substance of this transaction does not materially change the mechanics of the Agreement may be restructured to achieve desired tax objectives;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

                                   ARTICLE I
                                 THE ACQUISITION

SECTION 1.01.     EFFECTS OF THE ACQUISITION.

         (a) At the time of Closing (as defined in Section 2.01) and by virtue of the Acquisition, all of the issued and outstanding REGS ownership interests shall be acquired as provided in Section 1.03.

         (b) Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the time of Closing, all the properties, rights, privileges, powers, and franchises of REGS and SEER shall be owned by SEER on a consolidated basis, and, subject to the terms of this Agreement, all debts, liabilities, restrictions, disabilities, and duties of REGS and SEER shall remain as they are prior to the acquisition. SEER has changed its name to STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. and has applied for a new trading symbol.

SECTION 1.02.     CONVERSION OF SECURITIES.

         As of the time of Closing, by virtue of the Acquisition and without any action on the part of any holder thereof:

         (a) Each ownership interest in REGS that is issued and outstanding immediately prior to the Closing, other than ownership interests that are owned by interest holders who have not consented to the Acquisition and who have otherwise taken all of the steps required by the CRS to properly exercise and perfect such ownership holders' dissenters' rights (the "Dissenting Interests") shall, except as set forth below, be acquired for that number of shares of SEER Common Stock equal to the Conversion Amount. All such REGS ownership interests shall be owned by SEER in consideration therefor upon surrender for acquisition of each such certificate in accordance with Section 1.03.

         (b) Each ownership interest in REGS that is issued and outstanding immediately prior to the Closing shall be acquired for the shares of common stock of SEER set forth on the Capitalization Table (Schedule 1.02(b) to this agreement), and each certificate evidencing ownership of any such ownership interests of REGS shall thereupon evidence ownership of the same ownership interests in REGS, but will be held by SEER.

         (c) Each outstanding option and warrant to purchase any interest in REGS (each a "REGS Option or Warrant" and, collectively, "REGS Options and Warrants") whether vested or unvested, shall be assumed by SEER, on a share-for-share basis. Each REGS Option and Warrant so assumed by SEER under this Agreement will continue to have, and be subject to, the same terms and conditions of such REGS Option and Warrant, as the case may be, immediately prior to the Closing (including without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each REGS Option or Warrant, as the case may be, will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of SEER Common Stock equal to the number of shares of SEER set forth on Schedule 1.02(b), , and (ii) the per share exercise price for the shares of SEER Common Stock issuable upon exercise of such assumed

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

REGS Option or Warrant, as the case may be, will be equal to the exercise price per share of REGS Common Stock at which such REGS Option or Warrant, was exercisable immediately prior to the Closing, rounded down to the nearest whole cent.

SECTION 1.03.     ACQUISITION PROCEDURES.

         (a) As soon as practicable after the Closing, SEER shall mail to each REGS Interest Holder a letter of transmittal and instructions for use in effecting the surrender of certificates representing ownership interests in REGS outstanding immediately prior to the Closing (the "Certificates") in appropriate and customary form with such provisions as the board of directors of SEER incident to the Acquisition may specify. Upon surrender of a Certificate for acquisition to SEER, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of shares of SEER Common Stock set forth on Schedule 1.02(b), together with any dividends and other distributions payable as provided in Section 1.04 hereof, and the Certificate so surrendered shall be canceled and re-issued in the name of SEER. Until surrendered as contemplated by this Section 1.03, each Certificate shall, at and after the Closing, be deemed to represent only the right to receive, upon surrender of such Certificate, SEER Common Stock as contemplated by this Section 1.03, together with any dividends and other distributions payable as provided in
Section 1.04, and the holders thereof shall have no rights whatsoever as stockholders of SEER. Shares of SEER Common Stock issued in the Acquisition shall be issued, and be deemed to be outstanding, at the time of Closing. SEER shall cause all such shares of SEER Common Stock issued pursuant to the Acquisition to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

         (b) If any certificate representing shares of SEER Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of SEER Common Stock in a name other than that of the registered holder of the Certificate so surrendered.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as SEER may reasonably direct as an indemnity against any claim that may be made against it with respect to such Certificate, SEER will issue in respect of such lost, stolen or destroyed Certificate one or more certificates representing shares of SEER Common Stock as contemplated by this Section 1.03 and such person shall be entitled to the dividend and other distribution rights provided in Section 1.04 hereof.

         (d) If any Certificates shall not have been surrendered prior to three years after the Closing (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the opportunity for exchange will lapse and no longer be an obligation of SEER.

         (e) SEER shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for shares of SEER Common Stock (and dividends or

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distributions  with respect to SEER Common Stock as contemplated by Section 1.04 hereof) such amount as SEER is required to deduct and withhold with respect to the making of such payment under the Code, or provisions of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

SECTION 1.04.     DIVIDENDS AND DISTRIBUTIONS.

         No dividends or other distributions declared or made with respect to SEER Common Stock with a record date on or after the Closing shall be paid to the holder of a Certificate entitled by reason of the Acquisition to receive certificates representing SEER Common Stock until such holder surrenders such Certificate as provided in Section 1.03 hereof. Upon such surrender, there shall be paid by SEER to the person in whose name certificates representing shares of SEER Common Stock shall be issued pursuant to the terms of this Article I (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such SEER Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions had a record date on or after the Closing and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of SEER Common Stock represented by such surrendered Certificate pursuant to the terms of this
Article I, which dividends or other distributions have a record date on or after the Closing and a payment date subsequent to such surrender.




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

SECTION 1.05.     DIRECTORS.

         Subject to applicable law, the directors of REGS immediately prior to the Closing shall be the initial directors of SEER, in addition to retaining their respective positions in REGS and Tactical, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with applicable law and SEER's certificate of incorporation and bylaws. Immediately after the Closing, the pre-acquisition directors of SEER shall resign and the directors of REGS immediately prior to the Closing shall be elected as the directors of SEER. The directors of SEER prior to the Closing shall remain entitled to indemnification for acts and omissions prior to the Closing to the fullest extent permitted under Nevada law and the certificate of incorporation and bylaws of SEER in effect prior to the Closing.

SECTION 1.06.     OFFICERS.

         The officers of REGS immediately prior to the Closing shall be the initial officers of SEER and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Immediately after the Closing, the officers of SEER shall resign and the officers of REGS immediately prior to the Closing shall be appointed as the officers of SEER. The officers of SEER prior to the Closing shall remain entitled to indemnification for acts and omissions prior to the Closing to the fullest extent permitted under Nevada law and the certificate of incorporation and bylaws of SEER in effect prior to the Closing.

SECTION 1.07.     NO LIABILITY.

         Neither SEER nor REGS shall be liable to any holder of REGS Ownership Interests or SEER Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                                   THE CLOSING

SECTION 2.01.     CLOSING.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Acquisition (the "Closing") shall take place on January 9, 2008 or as soon thereafter as the conditions in Article VII has been satisfied or waived (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent permitted hereunder, waived, at the offices of REGS, located at 7801 Brighton Road, Commerce City 80022 or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to as the "Closing Date").

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

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF ICG AND SEER

         Except as set forth in the applicable section of the disclosure schedule delivered by SEER to REGS prior to the execution of this Agreement (the "SEER Disclosure Schedule"), SEER represents and warrants to REGS as follows:

SECTION 3.01.     ORGANIZATION OF ICG AND SEER; AUTHORITY.

         ICG is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. SEER is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of ICG and SEER has all requisite corporate power and corporate authority to enter into the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by each of ICG and SEER of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ICG and SEER, including, without limitation the approval of the board of directors of each SEER & ICG. The Transaction Documents have been duly executed and delivered by each of ICG and SEER and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of each of ICG and SEER, enforceable against ICG and SEER in accordance with its terms. Each of ICG and SEER is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a SEER Material Adverse Effect. SEER has heretofore delivered or made available to REGS complete and correct copies of the certificate of incorporation and by-laws of SEER, the minute books and stock transfer records of SEER, as in effect as of the date of this Agreement. Neither ICG nor SEER is in violation of its organizational documents.

SECTION 3.02.     CAPITALIZATION.

         The authorized capital stock of SEER consists of 70,000,000 shares of SEER Common Stock of which 3,507,252 shares are outstanding on the date hereof. After giving effect to the Reverse Stock Split, the authorized capital stock of SEER at the closing hereof shall consist of 70,000,000 shares of SEER Common Stock, of which 876,813 shares (as a result of the Reverse Stock Split) shall be issued and outstanding. No other shares of any other class or series of SEER Common Stock or securities exercisable or convertible into or exchangeable for SEER Common Stock ("SEER Common Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of SEER Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To SEER's knowledge, none of the outstanding shares of SEER Common Stock was issued in violation of any Law, including without limitation, federal and state securities laws. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to SEER's knowledge, voting or transfer of any

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

shares, whether issued or unissued, of SEER Common Stock, SEER Common Stock Equivalents or other securities of SEER. On the Closing Date, the shares of SEER Common Stock for which shares of REGS Ownership Interests shall be exchanged in the Acquisition will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of SEER Common Stock, will be validly issued, fully paid, and nonassessable.

SECTION 3.03.     NO VIOLATION; CONSENTS AND APPROVALS.

         The execution and delivery by ICG & SEER of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of ICG or any SEER Subsidiary, (b) any Law applicable to ICG or SEER or the property or assets of SEER or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of SEER under any Contract to which SEER is a party or by which SEER or any assets of SEER may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in Section 3.04 of the SEER Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a SEER Material Adverse Effect. No Governmental Approval is required to be obtained or made by or with respect to ICG or SEER in connection with the execution and delivery of this Agreement or the consummation by ICG and SEER of the transactions contemplated hereby.

SECTION 3.04.     LITIGATION; COMPLIANCE WITH LAWS.

         (a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of ICG or SEER, threatened against, relating to or affecting SEER, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of SEER and (ii) no orders of any Governmental Entity or arbitrator outstanding against SEER, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of SEER or the SEER Subsidiaries in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby. Section 3.12 of the SEER Disclosure
Schedule includes a description of all pending or threatened claims, actions, suits, investigations or proceedings involving SEER or the SEER Subsidiaries, the business, the assets, or any employee, officer, director, stockholder or independent contractor of SEER.

         (b) ICG and SEER have complied and are in compliance in all material respects with all Laws applicable to ICG, SEER, its business or its assets. Neither ICG nor SEER has received notice from any Governmental Entity or other Person of any material violation of Law applicable to ICG, SEER, their business or their assets. ICG and SEER have obtained and hold all required Licenses (all of which are in full force and effect) from all Government Entities applicable to ICG, and SEER, their business or their assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of ICG or SEER, threatened to revoke or limit any such License.

                                   ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF RGS, LLC AND TACTICAL CLEANING COMPANY, LLC

         Except as set forth in the applicable section of the disclosure schedule delivered by REGS to SEER prior to the execution of this Agreement (the "REGS Disclosure Schedule"), REGS and Tactical represent and warrant to SEER as follows:

SECTION 4.01.     ORGANIZATION OF REGS; AUTHORITY.

         REGS and Tactical are Limited Liability Companies duly organized, validly existing and in good standing under the laws of the State of Colorado and have all requisite power and authority to enter into the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to own, lease and operate their properties and to conduct business. Subject to the receipt of interest holder approval by REGS and Tactical, and the Acquisition of REGS and Tactical by SEER and the execution, delivery and performance by REGS of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, shall have been duly authorized by all necessary action on the part of REGS, including, without limitation, the approval of the then board of directors or managing members of REGS. The Transaction Documents have been duly executed and delivered by REGS & Tactical and, assuming that the Transaction Documents constitute a valid and binding obligation of SEER and ICG, constitute a valid and binding obligation of REGS and Tactical. REGS and Tactical are each duly qualified or licensed to do business as a foreign LLC and each is in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. REGS has heretofore delivered or made available to SEER complete and correct copies of the articles of organization and by-laws of REGS and Tactical, and the minute books and ownership interest transfer records of the LLC's, as in effect as of the date of this Agreement. Neither REGS nor Tactical are in violation of their organizational documents.

SECTION 4.02.     CAPITALIZATION.

         (a) The authorized and outstanding ownership interests of REGS shall be equivalent to 18,282,630 shares (pre reverse split) of common stock after Acquisition of REGS by SEER. All of the outstanding interests of REGS and Tactical are validly issued, fully paid and non-assessable. To their managing member's knowledge, none of the outstanding ownership interests of REGS or Tactical or other securities of such companies has been issued in violation of any Law, including, without limitation, state and federal securities laws. There are no Liens on or with respect to any outstanding interest of either REGS or Tactical.

         (b) Other than as listed on Schedule 4.02, no outstanding: (i) securities convertible into or exchangeable for REGS interests; (ii) options, warrants or other rights to purchase or subscribe for REGS interests; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any REGS interests, any such convertible or exchangeable securities or any such options, warrants or rights. There is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from REGS, or any holder of REGS Tactical, any ownership

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interest in REGS or, and there is no  outstanding  right or security of any kind convertible into any such ownership interest. To REGS's knowledge, there are no voting trusts, proxies or other similar agreements or understandings with respect to the REGS interests. There are no obligations, contingent or otherwise, of REGS to repurchase, redeem or otherwise acquire any interests of REGS or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no accrued and unpaid dividends with respect to any outstanding interests of REGS.

SECTION 4.03.     NO VIOLATION; CONSENTS AND APPROVALS.

         The execution and delivery by REGS of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of organization or by-laws of REGS or Tactical,
(b) any Laws applicable to REGS Tactical or the property or assets of REGS or Tactical, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of REGS or Tactical under, any Contracts to which REGS or Tactical is a party or by which REGS or Tactical or any of its assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 4.04 or in the REGS Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to REGS or Tactical or any REGS or Tactical Subsidiary in connection with the execution and delivery of this Agreement or the consummation by REGS or Tactical of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.04.     LITIGATION; COMPLIANCE WITH LAWS.

         (a) Except as would not have a Material Adverse Effect, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of REGS, threatened against, relating to or affecting REGS, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of REGS in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against REGS or , its business, its assets, or any employee, officer, director, stockholder, or independent contractor of REGS in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby. Section 4.04 of the REGS Disclosure Schedule includes a description of all claims, actions, suits, investigations or proceedings involving REGS, its business, its assets, or any employee, officer, director, interest holder or independent contractor of REGS in their capacities as such. REGS has reached agreement to rescind its transaction with Redrock and such rescission will be settled and completed prior to or concurrent with Closing, or with conditions acceptable to SEER at Closing.

         (b) Except as would not have a Material Adverse Effect, REGS has complied and is in compliance in all material respects with all Laws applicable to REGS and the business or assets. REGS has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to REGS, its business or its assets. REGS has obtained and holds all required Licenses (all of which are in full force and effect) from all Government Entities applicable to it, its business or its assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of REGS threatened to revoke or limit any such License.

                                   ARTICLE V
                        COVENANTS RELATING TO CONDUCT OF
                        BUSINESS PENDING THE ACQUISITION

SECTION 5.01.     CONDUCT OF THE BUSINESS PENDING THE ACQUISITION.

         (a) During the period from the date of this Agreement and continuing until the Closing, SEER agrees that SEER shall not engage in any business whatsoever other than in connection with the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to preserve intact its business and assets, maintain its assets in good operating condition and repair (ordinary wear and tear excepted), retain the services of its officers, employees and independent contractors and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, REGS consents otherwise in writing.

         (b) During the period from the date of this Agreement and continuing until the Closing, REGS agrees that, other than in connection with the consummation of the transactions contemplated hereby, it shall carry on its business only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve intact the business and assets and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to the business, unless, in any case, SEER consents otherwise in writing; provided that REGS may take any and all of the actions listed in Schedule 5.01(b) of the REGS Disclosure Schedules at any time prior to or after the date of this Agreement without the consent of SEER.

         (c) During the period from the date of this Agreement and continuing until the Closing, each of REGS, and SEER agrees as to itself and, respectively, that except as expressly contemplated or permitted by this Agreement, as disclosed in Section 5.01(c) of the REGS Disclosure Schedule or the SEER Disclosure Schedule, as applicable, or to the extent that the other party shall otherwise consent in writing:

                  (i)  They  shall  not  amend  nor   propose  to  amend   their
         certificate of incorporation, articles of organization or by-laws or equivalent organizational documents except as contemplated in this Agreement.

                  (ii) They shall not issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its capital stock of any class, any ownership interests or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership interest, provided that: (1) SEER shall be permitted to issue the shares of SEER Common Stock to be issued to REGS interest holders hereunder, and (2) each party shall be permitted to issue shares of its common stock or ownership interests pursuant to the exercise of stock options, warrants and other convertible securities outstanding as of the date hereof and listed on the REGS Disclosure Schedule or the SEER Disclosure Schedule, as the case may be.

                  (iii) They shall not, nor shall they propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or ownership interests or (ii) except with respect to the Reverse Stock Split, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock or ownership interests.

                  (iv) Other than dispositions in the ordinary course of business consistent with past practice which would not cause a Material Adverse Effect, individually or in the aggregate, to them and their subsidiaries, taken as a whole, they shall not, nor shall they permit any of their subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of their assets.

                  (v) They shall promptly advise the other party hereto in writing of any change in the condition (financial or otherwise), operations or properties, businesses or business prospects of such party or any of their subsidiaries which would result in a Material Adverse Effect.

                  (vi) They shall not permit to occur any (1) change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding inter-company transactions, (2) incurrence of Indebtedness or any commitment to incur Indebtedness, any incurrence of a contingent liability, Contingent Obligation or other liability of any type, except for, with respect to REGS, other than obligations related to the acquisition of Inventory in the ordinary course of business consistent with past practices, (3) cancellation of any debt or waiver or release of any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with its past practice which do not exceed $50,000 in the aggregate, (4) amendment, termination or revocation of, or a failure to perform obligations or the occurrence of any default under, (a) any contract or agreement (including, without limitation, leases) to which they are or, as of January 3, 2007, were a party, other than in the ordinary course of business consistent with past practice, or (b) any License, (5) execution of termination, severance or similar agreements with any of their officers, directors, employees, agents or independent contractors or (6) entering into any leases of real property or agreement to acquire real property.

SECTION 5.02.     NO ACTION.

         During the period from the date of this Agreement and continuing until the Closing, each of SEER and ICG agrees as to itself and, with respect to SEER, that it shall not, permit SEER to take or agree or commit to take any action,
(i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) that is prohibited pursuant to the provisions of this Article V.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

SECTION 6.01.     PREPARATION OF NOTICE TO REGS INTEREST HOLDERS.

         REGS agrees that as promptly as practicable following the date of this Agreement it shall prepare a notice to interest holders describing the Acquisition (the "REGS Notice"). REGS shall use commercially reasonable efforts to cause the REGS Notice to be mailed to its interest holders at the earliest practicable date following such filing.

SECTION 6.02.     ACCESS TO INFORMATION.

         From the date hereof until the Closing or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents full access, upon reasonable notice and during normal business hours, to such party's facilities and the financial, legal, accounting and other representatives of such party with knowledge of the business and the assets of such party and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries that the other party and its respective counsel, accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party. In the event of the termination of this Agreement, each party, if so requested by the other party, will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.03.      NO SHOP; ACQUISITION PROPOSALS

         From the date hereof until the Closing or the earlier termination of this Agreement, neither REGS nor SEER shall, nor shall they authorize or permit any of their respective officers, directors or employees or Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal (except in any case if the board of directors or special committee of SEER or REGS, as the case may be, determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the fiduciary duties of the SEER's or REGS's board of directors or special committee, as the case may be, to its stockholders under applicable law). REGS shall promptly advise SEER and SEER shall promptly advise REGS, as the case may be, orally and in writing of any such inquiries or proposals and shall also promptly advise SEER or REGS, as the case may be, of any developments or changes regarding such inquiries or proposals. REGS and SEER shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than REGS, SEER and ICG) conducted heretofore with respect to any Takeover Proposal. REGS and SEER agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which REGS or SEER is a party to.

SECTION 6.04.     LEGAL CONDITIONS TO ACQUISITION; REASONABLE EFFORTS.

         Each of REGS and SEER shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Acquisition and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Acquisition. Each of REGS and SEER will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by REGS, or SEER or ICG in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.05.     PUBLIC ANNOUNCEMENTS AND FILINGS.

         Each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.06.     TAX TREATMENT.

         SEER and REGS shall each report the Acquisition as a tax-free contribution to a controlled corporation or in any manner as further agreed after consultation with their respective financial advisors, and shall not take, and shall use commercially reasonable efforts to prevent any of their respective Subsidiaries or affiliates from taking, any actions that could prevent the Acquisition from qualifying, as tax free under the provisions of Section 351 of the Code.

SECTION 6.07.     TAX MATTERS.

         (a) REGS shall prepare and file on a timely basis all Tax Returns which are due to be filed with respect to REGS (giving effect to any extension of time) on or prior to the Closing Date. SEER shall be responsible for the preparation and filing of all Tax Returns which are due to be filed (giving effect to any extension of time) after the Closing Date, but REGS shall use best efforts to conduct its affairs such that any Tax Returns due after the Closing Date can be filed on a timely basis.

         (b) From the date hereof until the Closing or the earlier termination of this Agreement, without the prior written consent of the other party or if required in the opinion of counsel, neither SEER nor REGS shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to it, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, or take any other action relating to the filing of any Tax Return or the payment of any Tax.

SECTION 6.08.     SUPPLEMENTS TO SCHEDULES.

         Prior to the Closing, REGS will supplement or amend the disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule. No supplement to or amendment of the disclosure schedule made pursuant to this SECTION 6.08 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing. Prior to the Closing, SEER may supplement or amend its disclosure schedule with respect to any matter which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule. No supplement to or amendment of the disclosure schedule made pursuant to this
SECTION 6.08 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.09. BOARD MEMBERSHIP

         ICG shall have the irrevocable right to designate a Board member who will be appointed to SEER's Board post-Acquisition and post-closing, which will have a total of no more than seven members, at least three (3) of whom shall be an "independent director" as defined by the AMEX listing requirements.

                                  ARTICLE VII
                          CONDITIONS OF THE ACQUISITION

SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION.

         The respective obligations of each party to effect the Acquisition and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

         (a) Ownership Interest/Stockholder Approval. This Agreement shall have been duly adopted and approved by the holders of (i) a majority of the outstanding REGS ownership interests; and (ii) a majority of the outstanding shares of capital stock of SEER.

         (b) No Injunctions or Restraints. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Acquisition or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02.     ADDITIONAL CONDITIONS OF OBLIGATIONS OF SEER.

         The obligations of SEER and ICG to effect the Acquisition and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by SEER:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of REGS set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (b) PERFORMANCE OF OBLIGATIONS OF REGS. REGS shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) NO MATERIAL ADVERSE CHANGE TO REGS. From the date hereof through and including the time of Closing, no event shall have occurred which would have a REGS Material Adverse Effect.

         (d) THIRD PARTY CONSENTS. REGS shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by REGS of this Agreement and the consummation of the transactions contemplated hereby.

         (e) NO GOVERNMENTAL ORDER OR OTHER PROCEEDING OR LITIGATION. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

         (f) DISSENTERS' RIGHTS. Holders of not more than 10% of the aggregated amount of REGS ownership interests shall have elected to exercise any appraisal rights or similar rights within the law of the State of Colorado, which demand was not withdrawn or terminated as of the Closing Date.

         (g) REGS INDEBTEDNESS. Other than noted on the REGS Disclosure Schedule, all outstanding Indebtedness, except trade payables, ordinary equipment financing, ordinary revolving factoring debt, and certain Redrock indebtedness incurred in connection to the rescission (Indebtedness) shall have been fully paid and/or a settlement in shares to be issued at the Closing shall have been agreed to and ICG and SEER shall have received evidence of such repayment or agreement in form and substance reasonably satisfactory to ICG and SEER. REGS can agree to the issuance of up to 659,515 common shares of SEER to debt holders to settle the Indebtedness and such shares are to be issued at closing (or reasonably shortly thereafter).

         (h)   DELIVERIES.

         At the Closing, REGS shall have delivered to SEER:

                  (i) a certificate, dated the Closing Date, signed on behalf of REGS by the Chief Executive Officer of REGS, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.02;

                  (ii) the consents set forth in Section 4.04 of the REGS Disclosure Schedule;

                  (iii) true, correct and complete copies of (1) the articles of organization or other charter document, as amended to date, of REGS, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of the organization of REGS, (2) the by-laws or other similar organizational document of REGS, and (3) resolutions duly and validly adopted by the Board of Directors and interest holders of REGS evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of REGS, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date; and

                  (iv) good standing certificates for REGS from the Secretary of State or other appropriate official of their respective states or other jurisdiction of organization and from the Secretary of State or other appropriate official of each other jurisdiction in which the operation of the business in such jurisdiction requires REGS to qualify to do business as a foreign LLC, in each case dated as of a recent date prior to the Closing Date;

SECTION 7.03.     ADDITIONAL CONDITIONS OF OBLIGATIONS OF REGS.

         The obligation of REGS to effect the Acquisition and the other transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by REGS:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ICG and SEER set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (b) PERFORMANCE OF OBLIGATIONS OF ICG AND SEER. ICG and SEER shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         (c) NO MATERIAL ADVERSE CHANGE TO SEER. From the date hereof through and including the time of Closing, no event shall have occurred which would have a SEER Material Adverse Effect.

         (d) THIRD PARTY CONSENTS. SEER shall have obtained all consents and approvals required to be obtained prior to or at the Closing Date from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by SEER of this Agreement and the consummation of the transactions contemplated hereby.

         (e) NO GOVERNMENTAL ORDER OR OTHER PROCEEDING OR LITIGATION. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

         (f) REVERSE STOCK SPLIT AND NAME CHANGE. The Reverse Stock Split on a one-for-4 basis and Name Change of SEER has been consummated and is effective to Strategic Environmental & Energy Resources, Inc.

         (g) DELIVERIES.

         At the Closing, SEER shall have delivered to REGS:

                  (i) certificates, dated the Closing Date, signed on behalf of each of SEER and SEER by the President of each of SEER and Acquisition, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.03;

                  (ii) the consents set forth in Section 3.04 of the SEER Disclosure Schedule;

                  (iii) true, correct and complete copies of (1) the certificate of incorporation or other charter document, as amended to date, of SEER, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of incorporation of such company, (2) the by-laws or other similar organizational document of SEER, and (3) resolutions duly and validly adopted by the Board of Directors of each of ICG and SEER evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of SEER, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date; and

                  (iv) good standing certificates for SEER from the Secretary of State or other appropriate official of their respective states or other jurisdiction of incorporation and from the Secretary of State or other appropriate official of each other jurisdiction in which the operation of the business in such jurisdiction requires SEER to qualify to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date.

                                  ARTICLE VIII
                                   TERMINATION

SECTION 8.01.     TERMINATION.

         This Agreement may be terminated at any time prior to the Closing, by ICG, SEER or REGS as set forth below:

         (a) by mutual consent of the boards of directors of ICG, SEER and REGS; or

         (b) by SEER upon written notice to REGS, if: (A) any condition to the obligation of SEER to close contained in Article VII hereof has not been satisfied by January 31, 2008 (the "End Date") (unless such failure is the result of SEER' breach of any of its representations, warranties, covenants or agreements contained herein) or (B) the SEER stockholders do not approve the Acquisition; or

         (c) by REGS upon written notice to SEER, if: (A) any condition to the obligation of REGS to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of REGS's breach of any of its representations, warranties, covenants or agreements contained herein); or (B) the REGS interest holders do not approve the Acquisition; or

         (d) by SEER if the board of directors or special committee of SEER determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the SEER board of directors or special committee to the SEER stockholders under applicable law; or

         (e) by REGS if the managers, or board of directors or a special committee of REGS determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the REGS managers, or board of directors or special committee to the REGS stockholders under applicable law.

SECTION 8.02.     FEES AND EXPENSES.

         Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of SEER and REGS shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party.

                                   ARTICLE IX
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing. Following the Closing Date with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation and warranty. None of the covenants, agreements and obligations of the parties hereto shall survive the Closing.

                                   ARTICLE X
                                  MISCELLANEOUS

SECTION 10.01.    NOTICES.

         All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

         if to ICG  & SEER to:

                           INFINITY CAPITAL GROUP, INC.

                           80 Broad St., 5th Floor
                           New York, NY 10004
                           Attention:
                           Fax: (212) 962-4422

                           with a copy to (which shall not constitute notice):
                           Michael Littman, Esq.
                           7609 Ralston Road
                           Arvada, CO  80002
                           Fax:  (303) 431-1567

            if to REGS, to:

                           REGS, LLC
                           Attention:   J. John Combs III
                           7801 Brighton Road
                           Commerce City, CO  80022
                           Fax:  (303) 295-6498

                           with a copy to (which shall not constitute notice):

                           Christopher H. Dieterich, Esq.
                           Dieterich & Mazarei
                           11300 West Olympic Boulevard, Suite 800
                           Los Angeles, California 90064

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 10.02.    AMENDMENT; WAIVER.

         This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 10.03.    SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04.    GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed by the law of the State of Nevada without regard to principles of conflict of laws.

SECTION 10.05.    WAIVER OF JURY TRIAL.

         Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 10.06.    CONSENT TO JURISDICTION.

         Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Colorado or any federal court sitting in Colorado for purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the Parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Colorado and on the individuals designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07.    COUNTERPARTS; EFFECTIVENESS.

         Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP.

         Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock or ownership interests of the other party pursuant to the Acquisition until consummation thereof.

SECTION 10.09.    HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10.    NO STRICT CONSTRUCTION.

         The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11.    SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

                                   ARTICLE XI
                                   DEFINITIONS

         "Acquisition" shall have the meaning set forth in the recitals of this Agreement.

          "Affiliate" shall mean (a) with respect to an individual, any member of such individual's family including lineal ancestors and descendents; (b) with respect to an entity, any officer, director, stockholder, partner, manager, investor or holder of an ownership interest of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

           "CRS" shall have the meaning set forth in the recitals of this Agreement.

         "Certificates" shall have the meaning set forth in Section 1.05(a) of this Agreement.

          "Closing" shall have the meaning set forth in Section 2.01 of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.01 of this Agreement.

         "Code" shall have the meaning set forth in the recitals of this Agreement.

         "Contingent Obligation" as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the financial condition or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the obligee under such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

         "Contracts" shall mean all contracts, leases, subleases, notes, bonds, mortgages, indentures, Permits and Licenses, non-competition agreements, joint venture or partnership agreements, powers of attorney, purchase orders, and all other agreements, arrangements and other instruments, in each case whether written or oral, to which such Person is a party or by which any of them or any of its assets are bound.

         "Conversion Amount" shall mean one share of SEER stock for one REGS ownership interest; the total amount issued upon conversion shall equal 18,282,630 shares of SEER Common Stock.

         "End Date" shall have the meaning set forth in Section 8.01 of this Agreement.

         "Governmental Approval" shall mean the consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity, authority or instrumentality, domestic or foreign.

         "Governmental Entity" means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Indebtedness" shall mean as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not more than 120 days overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP); (e) every Capital Lease Obligation of such Person; (f) any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any sales by such Person unless such sales are on a non-recourse basis (as to collectibility) of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement; (g) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"); (h) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefore and such terms are enforceable under applicable law; and (i) every Contingent Obligation of such Person with respect to Indebtedness of another Person.

         "Interest" shall refer to a Limited Liability Company Interest as defined in the context of a sentence, and "Interest Holder" will be a holder of that Interest

          "Laws" shall mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, writs, injunctions, judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

         "License" shall mean any franchise, authorization, license, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

           "NRS" shall have the meaning set forth in the recitals of this Agreement.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

         "Post-Closing Tax Period" means a taxable period (or portion thereof) that begins after the Closing Date.

         "REGS" shall have the meaning set forth in the preamble to this Agreement and will constitute the combination of Tactical and REGS for purposes of this Agreement

         "Resource Environmental Group Services" shall mean REGS, LLC, a Colorado limited liability company.

         "Material Adverse Effect" shall mean an event or change, individually or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of the entity taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which any party is engaged generally) or (b) the ability of any party to consummate the transactions contemplated hereby.

          "SEER" shall have the meaning set forth in the preamble to this Agreement.

          "SEER Common Stock" shall have the meaning set forth in the recitals to this agreement.

         "SEER  Common  Stock  Equivalents"  shall have the meaning set forth in
Section 3.02 of this Agreement.

         "Subsidiary" shall mean any Person in which another Person, directly or indirectly, owns 50% of either the equity interests in or voting control of, such Person.

         "Takeover Proposal" shall mean any proposal for a tender or exchange offer, Acquisition, consolidation, sale of all or substantially all of such party's assets, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any proposal or offer to acquire in any manner a substantial equity interest (including any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement.

         "Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person, and any liability in respect of any Tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

         "Tax   Return"   means  any  report,   return,   statement,   estimate,
informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

         "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          "Tactical" shall mean Tactical Cleaning Company, LLC"

          "Transaction Documents" shall mean this Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement to be duly executed as of the day and year first above written.

                          INFINITY CAPITAL GROUP, INC.


                           By: /s/Gregory H. Laborde
                              --------------------------------------------------
                                Name: Gregory H. Laborde
                                Title: President


                           STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.


                           By: /s/Gregory H. Laborde
                              -----------------------------------------
                                Name: Gregory H. Laborde
                                Title: President


                           REGS, LLC


                           By:  /s/J. John Combs
                                ------------------------------------------------
                                Name: J. John Combs
                                Title: V.P.



                           TACTICAL CLEANING COMPANY, LLC


                           By:  /s/J. John Combs
                                ------------------------------------------------
                                Name: J. John Combs
                                Title: V.P.

REGS/TACTICAL CAPITALIZATION SHEET

Cardillo Enterprises, Inc.                                7,216,315  0.394709
J. John Combs III                                         7,216,315  0.394709
Private Investment Partners/ Steve Bathgate               1,050,000  0.057432
Russ Coburn                                                 100,000  0.00547
Chris Dieterich                                             200,000  0.010939
Nigel Hunter                                              1,250,000  0.068371
Ahmed Al-Neama                                            1,250,000  0.068371
                                                        ------------
Total Shares Outstanding                                 18,282,630

-----------------


            REGS         Park Western Lease 358602                   10,131.85
            REGS         Park Western Lease 358603                   16,886.41
            REGS         Park Western Lease 358604                   18,288.73
            REGS         Marlin Lease 001-0185486-002                 7,031.71
            REGS         Marlin Lease 001-0185486-003                10,754.24
                                                             ------------------
                                        TOTAL CAPITAL LEASES         98,381.13


NOTES PAYABLE
            REGS         Horizon Bank 15                            447,925.14
            REGS         Horizon Bank 25                              7,607.53
            REGS         John Deere                                  16,743.73
            REGS         Infinity Capital                            50,000.00
            REGS         Jamie Temple                                90,793.30
            REGS         Steve Bathgate                             100,000.00
            REGS         GMAC 46679                                     775.98
            REGS         GMAC 47250                                     775.98
            REGS         GMAC 05440                                   5,222.18
            REGS         GMAC 73168                                   3,229.24
            TCC          Wells Fargo                                103,636.63
            REGS         Redrock                                  1,070,000.00
                                                             ------------------
                                         TOTAL NOTES PAYABLE      1,896,709.71